                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-81913

PROSPECTUS SUPPLEMENT
(To prospectus dated August 14, 2000)

                                2,300,000 Shares

                                  [WRIT Logo]

                      Common Shares of Beneficial Interest

                                --------------

     Washington Real Estate Investment Trust is selling all of the shares. The shares trade on the New York Stock Exchange under the symbol "WRE." On April 23, 2001, the last sale price of the shares as reported on the New York Stock Exchange was $22.15 per share.

                                --------------

                                                          Per Share    Total
                                                          ---------    -----
     Public offering price...............................   $22.15  $50,945,000
     Underwriting discount...............................   $1.135   $2,610,500
     Proceeds, before expenses, to WRIT..................  $21.015  $48,334,500

     The underwriters may also purchase up to an additional 345,000 shares from WRIT at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares will be ready for delivery on or about April 27, 2001.

                                --------------

Merrill Lynch & Co.

          Credit Suisse First Boston

                           A.G. Edwards & Sons, Inc.

                                        Legg Mason Wood Walker
                                            Incorporated

                                                            BB&T Capital Markets
                                       A division of Scott & Stringfellow, Inc.

                                --------------

           The date of this prospectus supplement is April 23, 2001.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary..............................................  S-3
Special Note Regarding Forward-Looking Statements..........................  S-5
Recent Developments........................................................  S-6
Use of Proceeds............................................................  S-7
Price Range of Common Shares and Dividends.................................  S-7
Business and Properties....................................................  S-8
Underwriting............................................................... S-10
Legal Matters.............................................................. S-12
Experts.................................................................... S-12

                                   Prospectus

About This Prospectus......................................................    3
Washington Real Estate Investment Trust....................................    3
Use of Proceeds............................................................    4
Ratios of Earnings to Fixed Charges and Debt Service Coverage..............    4
Description of Shares......................................................    4
Description of Common Share Warrants.......................................   11
Description of Debt Securities.............................................   12
Plan of Distribution.......................................................   29
Legal Opinions.............................................................   30
Experts....................................................................   30
Where You Can Find More Information........................................   31

                                ---------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                         PROSPECTUS SUPPLEMENT SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference into the prospectus, including the financial data and the related notes, in their entirety before making an investment decision. When used in this prospectus supplement, the terms "we," "our," "us" and "WRIT" refer to Washington Real Estate Investment Trust.

                                      WRIT

      Washington Real Estate Investment Trust is a self-administered, self-managed equity real estate investment trust. Our business consists of the ownership and operation of income-producing real properties. We have a fundamental strategy of regional focus, diversification by property type and conservative capital management. We own a diversified portfolio consisting of 24 office buildings, 10 retail centers, 9 multifamily buildings and 15 industrial properties. While we have historically focused most of our investments in the greater Washington-Baltimore region, in order to maximize acquisition opportunities, we consider investments as far north as Philadelphia, Pennsylvania and as far south as Richmond, Virginia.

      Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and develop ongoing capital improvement programs to improve their economic performance. Our properties were 97.8% leased as of March 31, 2001, broken down by property type as follows:
98.7% for office buildings, 98.6% for retail centers, 95.3% for multifamily buildings and 98.6% for industrial properties.

      Our income from operations per share has increased for 35 consecutive years. We concentrate on increasing our income from operations per share and funds from operations per share to achieve our objective of paying increasing dividends to our shareholders. Our dividends have increased every year for 30 consecutive years. During these 30 years, our dividends have increased 36 times. Since 1980, combined share splits have totaled 10-for-1.

      Our principal office is located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852; our telephone number there is (301) 984-9400 or
(800) 565-9748.

                                  The Offering

Shares offered by WRIT......     2,300,000 shares
Shares outstanding after         36,010,869 shares
the offering................
Use of proceeds.............     To repay debt incurred for the acquisition of
                                 the One Central Plaza property and for
                                 general business purposes
NYSE symbol.................     WRE

      The number of shares outstanding after the offering excludes 1,800,000 shares reserved for issuance under our stock option plans, under which options to purchase 1,616,529 shares at an average option price of $17.17 have been issued. This number assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 345,000 shares.

                Summary Historical Financial and Operating Data

      We have provided in the table below our summary financial and operating data. The financial information for each of the years in the five-year period ended December 31, 2000 has been derived from our audited financial statements. You should read the following financial information in conjunction with our consolidated financial statements and the related notes that we have incorporated by reference in the accompanying prospectus.

                                             Year Ended December 31,
                                   --------------------------------------------
                                     2000     1999     1998     1997     1996
                                   -------- -------- -------- -------- --------
Operating and Other Data:            (In thousands, except per share amounts)
Real estate rental revenue.......  $134,732 $118,975 $103,597 $ 79,429 $ 65,541
Income before gain on sale of
 real estate.....................    41,572   36,392   34,300   30,136   27,964
Net income.......................    45,139   44,301   41,064   30,136   27,964
Funds from operations(1) ........    64,295   55,982   49,699   41,047   35,748
Cash dividends paid..............    43,955   41,341   39,614   36,108   32,718
Weighted average shares
 outstanding--basic..............    35,735   35,714   35,688   33,404   31,762
Weighted average shares
 outstanding--diluted............    35,872   35,723   35,714   33,446   31,795

Per Share Data:
Income before gain on sale of
 real estate.....................  $   1.16 $   1.02 $    .96 $    .90 $    .88
Net income (basic and diluted)...      1.26     1.24     1.15      .90      .88
Funds from operations (basic and
 diluted)(1).....................      1.79     1.57     1.39     1.23     1.13
Cash dividends paid..............      1.23     1.16     1.11     1.07     1.03

Balance Sheet Data (at year end):
Total assets.....................  $632,047 $608,480 $558,707 $468,571 $318,488
Total liabilities................   371,833  349,769  303,447  216,483  122,865
Shareholders' equity.............   258,656  257,189  253,733  252,088  195,623

--------
(1) Funds from operations is a supplemental measure of real estate companies' operating performance. As of January 1, 2000, the National Association of Real Estate Investment Trusts, or NAREIT, defines funds from operations as income available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items, less gains on sale of real estate. Prior to January 1, 2000, funds from operations also excluded significant nonrecurring events. Funds from operations does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. Rather, funds from operations has been adopted by real estate investment trusts to provide a consistent measure of operating performance in the industry. Funds from operations, as reflected in this prospectus supplement, has been computed in accordance with NAREIT's definition.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference into the accompanying prospectus contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our intention to invest in properties that we believe will continue to increase in income and value; our belief that our real estate markets will continue to perform well; our belief that additional sources of capital will continue to be available; our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional property acquisitions and capital improvements when appropriate to enhance long-term growth; the opportunities we believe exist with respect to our newly acquired One Central Plaza property; and other statements preceded by, followed by or that include the words "believe," "expect," "intend," "project," "anticipate," "potential" and other similar expressions.

      Although we believe our expectations reflected in our forward-looking statements are based upon reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

    . the economic health of our tenants;

    . the economic health of the greater Washington-Baltimore region, or other markets we may enter, including the effects of changes in Federal government spending;

    . the supply of competing properties;

    . inflation;

    . consumer confidence;

    . unemployment rates;

    . consumer tastes and preferences;

    . stock price and interest rate fluctuations;

    . our future capital requirements;

    . competition;

    . compliance with applicable laws, including those concerning the environment and access by persons with disabilities;

    . weather conditions; and

    . the effects of changes in capital availability to the technology and biotechnology sectors of the economy.

      In light of these uncertainties, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                              RECENT DEVELOPMENTS

First Quarter Results

      Income before gain on sale of real estate increased 14.0% to $10,728,000 for the quarter ended March 31, 2001 from $9,412,000 for the quarter ended March 31, 2000. Net income was also $10,728,000 in the first quarter of 2001, a decrease from net income of $10,910,000 for the first quarter of 2000, which included a gain on sale of real estate in the amount of $1,498,000. Income before gain on sale per share increased 15.4% to $0.30 for the quarter ended March 31, 2001 from $0.26 for the quarter ended March 31, 2000. Earnings per share were also $0.30 in the first quarter of 2001, a decrease from earnings per share of $0.31 for the first quarter of 2000.

      Funds from operations increased 14.1% to $16,942,000 for the quarter ended March 31, 2001 from $14,842,000 for the quarter ended March 31, 2000. Funds from operations per share increased 11.9% to $0.47 in the first quarter of 2001 from $0.42 in the first quarter of 2000.

Acquisition of One Central Plaza

      On April 19, 2001, we acquired One Central Plaza, a 274,000 square foot office building located in Rockville, Maryland for $44,400,000 in cash.

      One Central Plaza is a twelve-story building containing eight levels of office space and four levels of parking located at 11300 Rockville Pike (Route
355). The property benefits from a highly visible location on Rockville Pike in North Bethesda directly across from the 800,000 square foot White Flint Mall. The Capital Beltway (I-495) and Interstate 270 are each located approximately one mile from the property. The White Flint Metro Station and the United States Nuclear Regulatory Commission are two blocks to the north and the National Naval Medical Center and the National Institutes of Health are located one and one-half miles south on Rockville Pike. The property's immediate vicinity is comprised of office buildings, shopping centers and an array of amenities. Our headquarters are less than a mile northwest of the property.

      One Central Plaza was originally constructed in 1974, and its common areas were updated in 1989. The building is 99.9% occupied by 62 tenants. The four level parking garage contains a total of 763 parking spaces. In June 2000, a $1.6 million dollar garage renovation was completed.

      We anticipate investing approximately $3.6 million over the first five years of ownership in capital improvements for the property. Major items anticipated to be included in this program include lobby, common area and restroom renovations; roof, cooling tower and heat pump unit replacement; and installation of a new energy management system.

      We estimate that average rents for One Central Plaza are more than 17% below current market rents. Leases representing approximately 8% of the building's rentable square footage expire in each of years 2001 through 2004 at average rents that we estimate are 24% below current market rents.

      We believe that the acquisition of One Central Plaza provides us with an opportunity to capitalize on the potential to increase in-place below market rents, maximize income from an under-managed parking garage and leverage operating and management synergies created by our ownership of approximately 1,100,000 square feet of office space in the North Bethesda/Rockville submarket. We also expect to increase earnings at the property through energy conservation measures and physical plant upgrades.

                                USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the shares we are offering with this prospectus supplement, without exercise of the underwriters' overallotment option, will be approximately $48.2 million. "Net proceeds" is what we expect to receive after paying expenses of the offering, which we estimate will be approximately $150,000, and the deduction of the underwriting discount. The acquisition of One Central Plaza was financed by the borrowing of $43 million under our line of credit, which currently bears interest at a rate of 5.4% per annum. This borrowing may be prepaid without penalty or yield maintenance. We intend to repay this borrowing with a portion of the proceeds of this offering. The balance of the net proceeds will be used for capital improvements to One Central Plaza and for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties. Pending such uses, the net proceeds may be invested in short-term income-producing investments.

                   PRICE RANGE OF COMMON SHARES AND DIVIDENDS

      The following sets forth the high and low sale prices for our common shares for the periods indicated as reported by the NYSE Composite Tape and the dividends we paid with respect to each period.

                                                          High   Low   Dividends
                                                         ------ ------ ---------
1999
  First Quarter......................................... $18.75 $15.50  $.2800
  Second Quarter........................................ $17.94 $15.81  $.2925
  Third Quarter......................................... $17.00 $14.94  $.2925
  Fourth Quarter........................................ $15.94 $13.81  $.2925
2000
  First Quarter......................................... $16.94 $14.31  $.2925
  Second Quarter........................................ $17.89 $14.50  $.3125
  Third Quarter......................................... $20.94 $16.50  $.3125
  Fourth Quarter........................................ $25.00 $18.75  $.3125
2001
  First Quarter......................................... $24.00 $21.17  $.3125
  Second Quarter (through April 23, 2001)............... $23.35 $21.95     --

      On April 23, 2001, the last reported sale price of our common shares on the NYSE was $22.15 per share.

                            BUSINESS AND PROPERTIES

      Washington Real Estate Investment Trust is a self-administered, self-managed equity real estate investment trust. Our business consists of the ownership and operation of income-producing real properties. We have a fundamental strategy of regional focus, diversification by property type and conservative capital management.

      We operate in a manner intended to enable us to qualify as a real estate investment trust under the Internal Revenue Code. In accordance with the Code, a real estate investment trust which distributes its capital gains and at least 90% of its taxable income to its shareholders each year, and which meets certain other conditions, will not be taxed on that portion of its taxable income which is distributed to its shareholders.

      We generally incur short-term floating rate debt in connection with the acquisition of real estate. We replace the floating rate debt with fixed-rate secured or unsecured term loans or repay the debt with the proceeds of sales of equity securities as market conditions permit. We also may, in appropriate circumstances, acquire one or more properties in exchange for our equity securities or operating partnership units which are convertible into our shares.

      Our geographic focus is based on two principles:

    . Real estate is a local business and is much more effectively selected and managed by owners located and expert in the region.

    . Geographic markets deserving of focus must be among the nation's best markets with a strong primary industry foundation but be diversified enough to withstand downturns in its primary industry.

      We consider markets to be local if they can be reached from our operations center within two hours by car. Our Washington centered market reaches north to Philadelphia, Pennsylvania and south to Richmond, Virginia. While we have historically focused most of our investments in the greater Washington-Baltimore region, in order to maximize acquisition opportunities we will consider investments within the two-hour radius described above. We also will consider opportunities to duplicate our Washington focused approach in other geographic markets which meet the criteria described above.

      All of our trustees, officers and employees live and work in the greater Washington-Baltimore region, and our officers average over 20 years of real estate experience in this region.

The Greater Washington Economy

      The greater Washington, D.C. economy is a unique blend of "old economy" service companies and "new economy" high technology growth companies, anchored by the very significant Federal government presence. On the growth side:

    . Washington Dulles International Airport at 25.8% and Baltimore-
      Washington International Airport at 16.7% were ranked first and second in passenger growth in the U.S. in 1999, the most recent year for which data is available.

    . The Washington region ranks first in the U.S. in high-tech and bio-tech employment.

      While growth is very important, from an investment perspective, economic stability is equally important. In this context, no other region in the country can compete with the greater Washington region.

    . According to George Mason University Center for Regional Analysis, or
      GMU, approximately 38% of Washington area technology sales in 1999 were to the Federal government. This compares to 5% of technology sales in Silicon Valley.

    . Federal government spending in 1999 accounted for approximately 31% of the greater Washington region's gross regional product.

    . Federal spending in this region has increased every year for 20 consecutive years, even in years when Federal spending nationally has decreased.

    . GMU projects Federal spending in the greater Washington region to grow by approximately 3% in 2001.

    . The greater Washington region is not exposed to new or old economy manufacturing fluctuations.

WRIT Portfolio

      We own a diversified portfolio consisting of 24 office buildings, 10 retail centers, 9 multifamily buildings and 15 industrial properties. Our principal objective is to invest in high quality properties in prime locations, then proactively manage, lease and develop ongoing capital improvement programs to improve their economic performance. The percentage of total real estate rental revenue by property group for 2000, 1999 and 1998 and the percent leased as of March 31, 2001 were as follows:

                                                                   Real Estate
                                                                  Rental Revenue
 Percent Leased                                                   --------------
 March 31, 2001                                                   2000 1999 1998
 --------------                                                   ---- ---- ----
     98.7%      Office buildings...............................    53%  52%  50%
     98.6%      Retail centers.................................    14%  15%  17%
     95.3%      Multifamily buildings..........................    19%  19%  20%
     98.6%      Industrial properties..........................    14%  14%  13%
                                                                  ---- ---- ----
     97.8%      All............................................   100% 100% 100%
                                                                  ==== ==== ====

      On a combined economic basis, our portfolio was 97% occupied in 2000, 96% occupied in 1999 and 96% occupied in 1998.

      During 1998, 1999 and 2000, we acquired eight office buildings, one retail center, one multifamily building and five industrial properties. During 1998, 1999 and 2000, we sold two office properties, four industrial properties and three retail centers. These acquisitions and dispositions were the primary reason for the shifting of each group's percentage of total revenue reflected above. No single tenant accounted for more than 3.6% of revenues in 2000, 3.8% of revenues in 1999 and 4.0% of revenues in 1998. All Federal government tenants in the aggregate accounted for approximately 2.6% of our 2000 total revenue. Various agencies of the U.S. government are counted separately and include the Department of Commerce, Immigration and Naturalization Service, U.S. Postal Service, Social Security Administration and U.S. Patent Office. Our larger non-Federal government tenants include The American Red Cross, District of Columbia Metropolitan Police Department, Giant Food, Main Control, Inc., OAO Corporation, Pepsi Cola, Sun Microsystems, Sunrise Assisted Living, Inc., Suntrust Bank, Wang Laboratories and Xerox.

                                  UNDERWRITING

      We intend to offer the shares through the underwriters. Subject to the terms and conditions described in the terms agreement and the related underwriting agreement (collectively, the "underwriting agreement") among us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated and BB&T Capital Markets, A division of Scott & Stringfellow, Inc., we have agreed to sell to the underwriters, and the underwriters, severally, have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                      Number
     Underwriter                                                     of Shares
     -----------                                                     ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated..........................................   690,000
     Credit Suisse First Boston Corporation ........................   460,000
     A.G. Edwards & Sons, Inc. .....................................   460,000
     Legg Mason Wood Walker, Incorporated...........................   460,000
     BB&T Capital Markets, A division of Scott & Stringfellow,
              Inc. .................................................   230,000
                                                                     ---------
       Total........................................................ 2,300,000
                                                                     =========

      The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.65 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to WRIT. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                           Per Share Without Option With Option
                                           --------- -------------- -----------
     Public offering price................   $22.15   $50,945,000   $58,586,750
     Underwriting discount................   $1.135    $2,610,500    $3,002,075
     Proceeds, before expenses, to WRIT...  $21.015   $48,334,500   $55,584,675

      The expenses of the offering, not including the underwriting discount, are estimated at $150,000 and are payable by WRIT.

Over-allotment Option

      We have granted the underwriters an option to purchase up to 345,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

      We and our executive officers and trustees have agreed, with exceptions, not to sell or transfer any common shares for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. Specifically, we and our executive officers and trustees have agreed not to directly or indirectly

    . offer, pledge, sell or contract to sell any common shares,

    . sell any option or contract to purchase any common shares,

    . purchase any option or contract to sell any common shares,

      .grant any option, right or warrant for the sale of any common shares, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Price Stabilization and Short Positions

      Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common shares to stabilize the price or to reduce a short position may cause the price of the common shares to be higher than it might be in the absence of such purchases.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C., our legal counsel, will issue opinions about the valid issuance of the shares offered by this prospectus supplement and tax matters relating to the qualification of WRIT as a real estate investment trust. David M. Osnos, a trustee of WRIT, is a member of Arent Fox Kintner Plotkin & Kahn, PLLC. Vinson & Elkins L.L.P., Washington, D.C., will issue an opinion about some legal matters with respect to the shares offered by this prospectus supplement for the underwriters.

                                    EXPERTS

      The audited consolidated financial statements for Washington Real Estate Investment Trust incorporated by reference into the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

PROSPECTUS

                                  $325,546,875
[WRIT Logo]
                    Washington Real Estate Investment Trust
                      6110 Executive Boulevard, Suite 800
                           Rockville, Maryland 20852
                                 (301) 984-9400
                                 Common Shares
                                Preferred Shares
                             Common Share Warrants
                                Debt Securities

      Washington Real Estate Investment Trust may offer from time to time its

      .  common shares of beneficial interest,

      .  preferred shares of beneficial interest,

      .  warrants to purchase common shares, and

      .  unsecured senior or subordinated debt securities,

up to an aggregate amount of $325,546,875 or an equivalent amount in one or more foreign currencies or composite currencies, including European currency units.

      We may sell the offered securities in one or more ways: (a) directly, (b) through agents we designate from time to time or (c) to or through underwriters or dealers. If we use any agents or underwriters in selling any of the offered securities, the prospectus supplement that we will provide will identify the agents and underwriters and describe any applicable purchase price, fee, commission or discount arrangement.

      Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol "WRE".

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 14, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   3
Washington Real Estate Investment Trust....................................   3
Use of Proceeds............................................................   4
Ratios of Earnings to Fixed Charges and Debt Service Coverage..............   4
Description of Shares......................................................   4
Description of Common Share Warrants.......................................  11
Description of Debt Securities.............................................  12
Plan of Distribution.......................................................  29
Legal Opinions.............................................................  30
Experts....................................................................  30
Where You Can Find More Information........................................  31

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this process, we may sell the common shares, the preferred shares, the common share warrants and the debt securities described in this prospectus in one or more offerings up to a total amount of $325,546,875. We may sell the offered securities in any combination-- separately, together or as units with other offered securities--in one or more series or amounts and at prices and on other terms that we determine at the time of sale.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing information about the specific terms and method of the offering. The prospectus supplement may also add, update or change the information in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with additional information that we refer to under "Where You Can Find More Information," before making an investment decision.

                    WASHINGTON REAL ESTATE INVESTMENT TRUST

      Washington Real Estate Investment Trust, which is also known as WRIT, is a self-administered and self-managed equity real estate investment trust investing in income producing properties in the Mid-Atlantic area with a principal focus in the greater Washington-Baltimore region. WRIT owns a diversified portfolio of 59 properties consisting of 23 office buildings, 11 retail shopping centers, 9 apartment buildings and 16 industrial/flex properties.

      WRIT's principal objective is to invest in high quality real estate in prime locations and proactively manage, lease and develop its properties through ongoing capital improvement programs to improve their economic performance. During the quarter ended June 30, 2000, the economic occupancy rates of our properties were:

      office buildings.................................................... 96.8%
      retail centers...................................................... 94.2%
      apartment buildings................................................. 97.2%
      industrial/flex properties.......................................... 96.8%
                                                                           ----
        overall portfolio................................................. 96.6%

      WRIT's total debt on June 30, 2000 was approximately $336.7 million.

      WRIT's income from operations per share has increased for 34 consecutive years. WRIT concentrates on increasing its income from operations and funds from operations to achieve its objective of paying increasing dividends to its shareholders. Funds from operations is a supplemental measure of real estate companies' operating performance. As of January 1, 2000 the National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations as income available for common shareholders before depreciation and amortization of real estate assets and before extraordinary items, less gains on sale of real estate. Prior to January 1, 2000 funds from operations also excluded significant nonrecurring events. Funds from operations does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. Rather, funds from operations has been adopted by real estate investment trusts to provide a consistent measure of operating performance in the industry. WRIT has paid consecutive quarterly dividends to its shareholders for 37 years, and the annual dividend paid has increased every year for the past 29 years.

      WRIT is a Maryland REIT, successor to a trust founded in 1960. Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

                                USE OF PROCEEDS

      Unless we state otherwise in our prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties or the repayment of debt. We expect that properties that we purchase in the future will be of the same general character as those we presently own. We may also use the net proceeds to acquire another REIT or other company that invests in income producing properties, although we do not have a specific plan to do so. Until we use the net proceeds for the purposes described above, we may invest them in short-term income producing investments, such as commercial paper, government securities or money market funds that invest in government securities and/or commercial paper.

         RATIOS OF EARNINGS TO FIXED CHARGES AND DEBT SERVICE COVERAGE

      The following table sets forth WRIT's ratios of earnings to fixed charges and debt service coverage for the periods shown:

                                                    Year Ended December 31,
                                    Six Months   ------------------------------
                                   Ended 6/30/00 1999  1998  1997  1996   1995
                                   ------------- ----- ----- ----- ----- ------
Earnings to fixed charges.........     2.56x     2.61x 3.01x 4.08x 6.11x 12.95x
Debt service coverage.............     3.35x     3.42x 3.84x 5.08x 7.26x 15.11x

      We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations plus fixed charges. Fixed charges consist of interest expense, including interest costs capitalized, and the amortized costs of debt issuance.

      We computed debt service coverage by dividing income before gain on sale of real estate, interest income, interest expense, depreciation and amortization by the sum of interest expense plus mortgage principal amortization.

                             DESCRIPTION OF SHARES

General

      WRIT is authorized to issue 100,000,000 common shares with a par value of $.01 per share. Under Maryland law and WRIT's declaration of trust, WRIT may increase the aggregate number of authorized common shares without shareholder approval. As of June 30, 2000, there were 35,733,793 common shares outstanding.

      WRIT's board of trustees in the future may propose to issue preferred shares. If the board proposes to issue preferred shares, it will propose to amend WRIT's declaration of trust to authorize WRIT to issue preferred shares with a par value of $.01 per share. The preferred shares amendment will also include modifications to the declaration of trust to distinguish the rights of the holders of common shares and the holders of preferred shares. Adoption of the preferred shares amendment will require the approval of the holders of 70% of WRIT's outstanding common shares at a meeting of WRIT's shareholders. No preferred shares may be issued prior to the adoption of the preferred shares amendment.

      We describe below some of the terms of the common shares and preferred shares. In addition, we describe selected provisions of WRIT's declaration of trust and selected provisions of Maryland law. We will describe in a prospectus supplement the specific terms of any series of preferred shares. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of WRIT's declaration of trust dated April 5, 1996, the amendments to the declaration of trust dated September 21, 1998 and June 24, 1999, the bylaws, the preferred shares amendment to be proposed and any applicable amendment to the declaration of trust fixing the terms of a series of preferred shares.

Common Shares

      Holders of common shares are entitled to receive dividends and distributions when and as declared by the board of trustees after payment of, or provision for, any cumulated dividends and distributions on and any required redemptions of any preferred shares then outstanding. Holders of common shares have one vote per share. Voting rights are not cumulative. This means that in the election of trustees at a shareholders' meeting, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected and elect all of the trustees then standing for election, and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

      The declaration of trust establishes the number of trustees at not less than three nor more than seven and divides the trustees into three classes to be elected on a staggered basis. Those trustees are elected by the holders of the common shares. If the preferred shares amendment is proposed and adopted, the board of trustees could establish a series of preferred stock having the right to elect up to two additional trustees, but less than a majority of the trustees, under specified circumstances and for specified periods, which we describe below.

      Under the preferred shares amendment, the board of trustees could reclassify any unissued common shares in one or more classes and could amend the declaration of trust to decrease, as well as increase, the aggregate number of common shares authorized without shareholder approval.

      Upon liquidation of WRIT, holders of common shares would receive their pro rata share of the distributable assets of WRIT remaining after the satisfaction of preferential rights of any preferred shares and the satisfaction of all debts and liabilities of WRIT. Holders of common shares do not have any preference, conversion, exchange, preemptive or redemption rights.

      The common shares are listed on the New York Stock Exchange. EquiServe Trust Company, N.A., Jersey City, New Jersey, is the transfer agent for the common shares.

Preferred Shares

      General. The following description of preferred shares is based upon the terms of the preferred shares amendment that WRIT's board of trustees would propose in connection with a proposal to issue preferred shares. Following shareholder approval of the preferred shares amendment, the board of trustees will be authorized, without further shareholder action, to issue preferred shares, in one or more series, with designations, preferences, rights and limitations as the board of trustees approves. Under the preferred shares amendment, WRIT will be authorized to issue 500,000 preferred shares with a par value of $.01 per share, but the board of trustees could amend the declaration of trust to increase or decrease the aggregate number of preferred shares authorized without shareholder approval.

      The preferred shares are proposed to have the dividend, liquidation, redemption, conversion and voting rights described below unless the prospectus supplement relating to a particular series of preferred shares indicates otherwise. You should refer to the prospectus supplement relating to the particular series of preferred shares offered for specific terms, including:

      (1) the title of the preferred shares;

      (2) the number of shares included in the series offered;

      (3) the offering price of the preferred shares;

      (4) the liquidation preference per share;

      (5) the dividend rate or method of calculation, the payment dates and the payment periods, including, if applicable, the dates from which dividends will accumulate;

      (6) any voting rights provisions;

      (7) any redemption provisions;

      (8) any sinking fund provisions;

      (9) any conversion provisions; and

      (10) any other terms, rights, preferences or limitations.

The prospectus supplement also may discuss the federal income tax considerations applicable to the preferred shares offered.

      The preferred shares, when issued, will be fully paid and nonassessable. Unless otherwise indicated in the prospectus supplement relating to a particular series of preferred shares, each series of preferred shares will rank equally with each other series of preferred shares as to dividends and distributions in the event of a liquidation and, in all cases, will be senior to the common shares.

      Dividend Rights. Holders of preferred shares of each series will be entitled to receive, when declared by the board of trustees, cash dividends at the rates and on the dates described in the prospectus supplement relating to the series of preferred shares, out of WRIT's assets legally available for that purpose. The rates may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

      As long as any preferred shares are outstanding, no dividends will be declared or paid and no distributions will be made on the common shares, other than a dividend payable in common shares, unless the accrued dividends on each series of preferred shares have been fully paid or declared and set apart for payment and, if the applicable prospectus supplement so indicates, WRIT has set apart any required amounts for any sinking funds for each series of preferred shares.

      When dividends are not paid in full upon any series of preferred shares and any other series of preferred shares ranking equally as to dividends with that series of preferred shares, all dividends declared upon that series of preferred shares and any other series of preferred shares ranking equally as to dividends will be paid ratably in proportion to the amount of accrued dividends to which they are entitled.

      Each series of preferred shares will be entitled to dividends as described in the prospectus supplement relating to that series. Different series of preferred shares may be entitled to dividends at different dividend rates or based upon different methods of determination.

      Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the holders of each series of preferred shares will be entitled to receive out of the assets of WRIT available for distribution to shareholders the amount stated or determined on the basis described in the prospectus supplement relating to that series. If, upon any voluntary or involuntary liquidation, dissolution or winding up of WRIT, the amounts payable on the preferred shares of any series and any other shares of stock of WRIT ranking as to distribution equally with that series of preferred shares are not paid in full, the holders of preferred shares of that series and of the other shares will share ratably in any distribution of assets of WRIT in proportion to the full preferential amounts to which they are entitled or on another basis as described in the applicable prospectus supplement. Any rights of the holders of any series of preferred shares to participate in the assets of WRIT remaining after the holders of other series of preferred shares have been paid their liquidation preferences upon any liquidation, dissolution or winding up of WRIT will be described in the prospectus supplement relating to that series.

      Redemption. Subject to the terms of WRIT's outstanding debt, a series of preferred shares may be redeemable, in whole or in part, at the option of WRIT or the option of the holder. In each case, the applicable prospectus supplement will describe the terms of any redemption rights including the number of shares, the price, the dates and the type of consideration.

      If, after giving notice of redemption to the holders of a series of preferred shares, WRIT deposits with a designated bank funds sufficient to redeem those preferred shares, then after that deposit, all preferred shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert those preferred shares into other classes of capital stock of WRIT.

      Conversion Rights. A series of preferred shares may be convertible. The prospectus supplement for any series of preferred shares will describe the terms on which shares of that series may be converted into common shares or any other security issuable by WRIT.

      Voting Rights. A holder of preferred shares will not be entitled to vote except as indicated in the prospectus supplement relating to a particular series of preferred shares or except as expressly required by Maryland law. Voting rights are proposed to be limited. The board of trustees may not establish a series of preferred shares having voting rights in addition to the following:

      (1) the right to elect up to two additional trustees, constituting less than a majority of the trustees, following WRIT's failure to pay required dividends on the series of preferred shares for a specified number of quarterly periods, and the right to remove those trustees;

      (2) the right to approve any transaction resulting in WRIT's issuing any class or series of preferred shares ranking senior to the series of preferred shares as to the payment of dividends or distributions or the distribution of assets on liquidation;

      (3) the right to approve any amendment to the declaration of trust if the amendment would materially and adversely alter the rights, preferences or privileges of the series of preferred shares;

      (4) the right to approve any merger in which WRIT is not the surviving entity, unless the terms of the merger provide that:

    . the holders of the preferred shares will receive equity securities of the surviving entity with preferences, rights and privileges substantially equivalent to the preferences, rights and privileges of the series of preferred shares, and

    . upon completion of the merger there will not be outstanding equity securities of the surviving entity ranking as to distribution rights and liquidation preferences senior to the equity securities of the surviving entity received by the holders of the preferred shares, other than securities issued for WRIT's securities outstanding before the merger which were senior as to distribution rights and liquidation preferences to the series of preferred shares.

      (5) the right to vote on the termination of WRIT; and

      (6) other voting rights as are expressly required by law.

      Except as indicated otherwise in the prospectus supplement relating to a particular series of preferred shares, each full share will be entitled to one vote on matters on which holders of preferred shares are entitled to vote and fractional shares will not be entitled to any vote.

      Transfer Agent and Registrar. WRIT will select the transfer agent, registrar and dividend disbursement agent for a series of preferred shares, which will be described in the applicable prospectus supplement. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of preferred shares have the right to vote on any matter.

Business Combination Provisions

      WRIT's declaration of trust provides that any merger, consolidation or liquidation of WRIT, or any sale of all or substantially all of its assets, must be approved by a majority of WRIT's trustees. In addition, if any of those transactions involves a related shareholder, the transaction must be approved by a majority of trustees not appointed or nominated by or acting on behalf of the related shareholder or an affiliate or associate of the related shareholder. A related shareholder is a person or entity beneficially owning, directly or indirectly, 5% or more of the outstanding shares, including among his or its shares those owned by an affiliate or associate.

      As permitted by Maryland law, WRIT has expressly elected to be governed by the special voting requirements of Title 3, Subtitle 6, of the Maryland Corporations and Associations Article, which we refer to as the Special Voting Article. The Special Voting Article establishes special requirements with respect to a business combination between an interested stockholder and a Maryland corporation unless exemptions are applicable. The Special Voting Article prohibits a merger and other specified or similar transactions between a Maryland corporation and an interested stockholder for a five-year period and requires a super majority vote for those transactions after the end of the five-year period. For the purposes of the Special Voting Article and the Control Share Article, which we describe below, a Maryland corporation includes a Maryland real estate investment trust. We refer to them collectively in this section as a Maryland company.

      An interested stockholder is a person owning beneficially, directly or indirectly, 10% or more of the outstanding voting stock of a Maryland company. Business combinations include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates.

      Unless an exemption is available, a business combination may not be consummated between a Maryland company and an interested stockholder for a period of five years after the date on which the shareholder became an interested stockholder. After that five-year period, a business combination may not be consummated unless recommended by the board of the Maryland company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the interested stockholder. These provisions do not apply if the company's stockholders receive a minimum price, as defined in the Special Voting Article, for their shares and they receive the consideration in cash or in the same form as previously paid by the interested stockholder for its shares and if other conditions are met.

      A business combination with an interested stockholder that is approved by the board of a Maryland company at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements or fair price provisions of the Special Voting Article. An amendment to a Maryland company's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. The amendment will not be effective until 18 months after the vote of stockholders and does not apply to any business combination of a company with a stockholder who was an interested stockholder on the date of the stockholder vote.

      As permitted by Maryland law, WRIT has also expressly elected to be governed by the control share provisions of Title 3, Subtitle 7, of the Maryland Corporations and Associations Article, which we refer to as the Control Share Article. Under the Control Share Article, control shares of a Maryland company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the company. Control shares are voting shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors or trustees within one of the following ranges of voting power: (1) 20% or more but less than 33 1/3%, (2) 33 1/3% or more but less than a majority or (3) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition is, subject to specified exceptions, the acquisition of, ownership of or the power to direct the exercise of voting power with respect to control shares.

      A person who has made or proposes to make a control share acquisition upon satisfaction of specified conditions, including an undertaking to pay expenses, may compel the board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Maryland company may itself present the question at any shareholders' meeting.

      If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then subject to specified conditions and limitations, the Maryland company may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value, without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the meeting of the shareholders at which the voting rights of the control shares are considered but not approved. If no meeting is held, fair value will be determined as of the date of the last acquisition of control shares by the acquiring person. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

      The Control Share Article does not apply to

    . shares acquired in a merger, consolidation or share exchange if the Maryland company is a party to the transaction,

    . acquisitions approved or exempted by the charter or bylaws of the Maryland company or

    . shares acquired before November 4, 1988 or under a contract entered into before November 4, 1988.

      The Special Voting Article and the Control Share Article may have the effect of discouraging unilateral tender offers or other takeover proposals, which some shareholders might consider in their interests or that might provide a substantial premium for their shares. The Control Share Article in particular has the effect of making a unilateral tender offer or other takeover of WRIT more difficult. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of shares, deprive shareholders of opportunities to sell their shares at a temporarily higher market price.

Restrictions on Ownership

      For WRIT to qualify as a REIT under the Internal Revenue Code, in any taxable year, not more than 50% in value of WRIT's outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last six months of the year, and the shares must be owned by 100 or more persons during at least 335 days of a taxable year or a proportionate part of a taxable year less than 12 months. To meet these and other requirements, the trustees have the power to redeem or prohibit the transfer of a sufficient number of shares to maintain or bring the ownership of the shares into conformity with the requirements. In that regard, the declaration of trust provides that if any person is or becomes at any time the beneficial owner, directly or indirectly, of more than 10% of WRIT's outstanding shares or if WRIT's tax status is or can be endangered by the purchase or retention of shares by any person, the trustees may in their sole discretion (1) repurchase any or all shares held by that person or (2) refuse to sell, transfer or deliver shares to that person. The preferred shares amendment if adopted would amend this provision in the declaration of trust to clarify that the 10% threshold applies to all of the outstanding shares computed on the basis of the value of the shares.

      The purchase price for any shares repurchased will be (1) the cost or the last sale price of the shares as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher, or (2) the amount provided in the terms of that class or series of shares called for repurchase, if the preferred shares amendment is adopted. From the date fixed for repurchase by the trustees, and so long as payment of the purchase price for the shares to be repurchased has been made or provided for, the holder of any shares called for repurchase will cease to be entitled to distributions, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price for the shares.

      The declaration of trust includes provisions to ensure that any rent paid to WRIT by a sister corporation not become disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code. For purposes of these provisions, a sister corporation is a corporation the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of WRIT. Under these provisions, if the trustees, at any time and in good faith, are of the opinion that direct or indirect ownership of shares has or may become concentrated to an extent that would cause any rent to be paid to WRIT by a sister corporation, if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Internal Revenue Code, the trustees have the power

    . by lot or other means they believe equitable to call for purchase from any shareholder the number of shares that will be sufficient in the opinion of the trustees to maintain or bring the direct or indirect ownership of shares in conformity with the requirements of
       Section 856(d)(2)(B), and

    . to refuse to register the transfer of shares to any person whose acquisition of shares would, in the opinion of the trustees, result in WRIT's being unable to comply with Section 856(d)(2)(B).

      These provisions will apply even if a sister corporation does not exist
(1) at the time the trustees determine that the ownership of shares has or may become so concentrated, or (2) at the time the trustees call shares for purchase or refuse to register the transfer of shares. The purchase price for the shares purchased under these provisions will be equal to

    . the fair market value of the shares as reflected in the closing price for the shares on the principal stock exchange on which the shares are listed or, if the shares are not listed, then the last bid for the shares, as of the close of business on the date fixed by the trustees for the purchase or, if no such quotation is available, as will be determined in good faith by trustees, or

    . the other amount provided in the terms of the class or series of shares called for repurchase, if the preferred shares amendment is adopted.

From the date fixed for purchase by the trustees, the holder of any shares called for purchase will cease to be entitled to dividends, voting rights and other benefits with respect to those shares, except the right to payment of the purchase price fixed as described above.

      To further assure that ownership of the shares does not become concentrated, the declaration of trust provides that if any transfer of shares would prevent amounts received by WRIT from a sister corporation, if one existed, from qualifying as rents from real property as defined in Section 856(d) of the Internal Revenue Code, by virtue of the application of Section 856(d)(2)(B) of the Internal Revenue Code, the transfer will be void from inception and the intended transferee of the shares will be treated as never having had an interest in those shares. If this provision is invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares will be treated as having acted as an agent on behalf of WRIT in acquiring those shares and as holding those shares on WRIT's behalf. Furthermore, the declaration of trust provides that shareholders will be required upon demand to disclose to the trustees in writing information with respect to their direct and indirect ownership of the shares that the trustees deem necessary to determine whether WRIT satisfies the provisions of Sections 856(a)(5) and (6) and Section 856(d) of the Internal Revenue Code or the regulations under such sections or to comply with the requirements of any other taxing authority.

      Under an amendment to the declaration of trust, a provision has been added to the declaration of trust specifying that (1) the share ownership limitation provisions described above, or any other provision of the declaration of trust, will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system and (2) the occurrence of the settlement of any transaction will not negate the effect of the share ownership limitation provisions or any other provision of the declaration of trust.

      The share ownership limitation provisions, like the business combination provisions, may deter or render more difficult an attempt by a third party to obtain control of WRIT if the attempt is not supported by the board of trustees.

Taxation

      WRIT has elected to be taxed as a REIT under the Internal Revenue Code. A REIT that meets specified qualifications is relieved of federal income taxes on ordinary income and capital gains distributed to shareholders. In the opinion of Arent Fox Kintner Plotkin & Kahn, PLLC, legal counsel for WRIT, WRIT has qualified as a REIT for the years 1995-1999 and its present and contemplated method of operation will put it in a position to continue to qualify as a REIT. David M. Osnos, a trustee, is a member of Arent Fox.

                      DESCRIPTION OF COMMON SHARE WARRANTS

      WRIT may issue common share warrants for the purchase of common shares. WRIT may issue common share warrants independently or together with any other offered securities offered by any prospectus supplement. Common share warrants may be attached to or separate from the other offered securities. Each series of common share warrants will be issued under a separate warrant agreement to be entered into between WRIT and a warrant agent identified in the applicable prospectus supplement. The warrant agent will act solely as an agent of WRIT in connection with the common share warrants of a series and will not assume any obligation or relationship of agency or trust for any holders or beneficial owners of common share warrants.

      The applicable prospectus supplement will describe the terms of the common share warrants, including, where applicable, the following:

      (1) the title of the common share warrants;

      (2) the aggregate number of the common share warrants;

      (3) the price or prices at which the common share warrants will be issued;

      (4) the designation, number and terms of the common shares purchasable upon exercise of the common share warrants;

      (5) the designation and terms of any other offered securities with which the common share warrants are issued and the number of such common share warrants issued with each offered security;

      (6) the date, if any, on and after which the common share warrants and the related common shares will be separately transferable;

      (7) the price at which the common shares purchasable upon exercise of the common share warrants may be purchased;

      (8) the date on which the right to exercise the common share warrants will commence and the date on which the right will expire;

      (9) the minimum and maximum amount of the common share warrants that may be exercised at any one time;

      (10) information with respect to any book-entry procedures;

      (11) a discussion of federal income tax considerations; and

      (12) any other material terms of the common share warrants, including terms, procedures and limitations relating to their exchange and exercise.

                         DESCRIPTION OF DEBT SECURITIES

General

      WRIT will issue senior debt securities under a senior indenture dated as of August 1, 1996, as supplemented from time to time, between WRIT and Bank One Trust Company, N.A. (successor in interest to The First National Bank of Chicago), as senior indenture trustee. WRIT will issue subordinated debt securities under a subordinate indenture between WRIT and a commercial bank we will select to act as subordinated indenture trustee. We use the term indenture trustee to refer to the senior indenture trustee or subordinated indenture trustee, as appropriate. We refer to the senior indenture and the subordinated indenture together as the indentures and individually as an indenture. The senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part. The indentures will be available for inspection at the corporate trust offices of the senior indenture trustee and the subordinated indenture trustee and as described below under "Where You Can Find More Information." The indentures are subject to and governed by the Trust Indenture Act of 1939.

      We describe below some of the terms of the debt securities and some of the provisions of the indentures. We will describe in a prospectus supplement the specific terms of the debt securities and the extent to which the provisions described below apply. The descriptions in this prospectus and the applicable prospectus supplement are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the provisions of the indentures and the debt securities. We have included in this prospectus references to sections of the indentures to help you locate those provisions in the indentures.

Terms

      The debt securities will be direct, unsecured obligations of WRIT. The senior debt securities will rank equally with all other unsecured and unsubordinated debt of WRIT. Payments on the subordinated debt securities will be subordinated to the prior payment in full of WRIT's senior debt, as described in this section under "Subordination." Each indenture provides that WRIT may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or under authority granted by, a resolution of WRIT's board of trustees or as established in one or more supplemental indentures. WRIT may issue debt securities with terms different from those of debt securities previously issued. Debt securities of one series may be issued at different times and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series. (Section 301 of each indenture).

     More than one indenture trustee may be appointed under either indenture, with each indenture trustee acting as to one or more series of debt securities. Any indenture trustee may resign or be removed as to one or more series of debt securities, and a successor indenture trustee may be appointed to act regarding that series. (Section 608 of each indenture). If two or more persons are appointed as indenture trustee regarding different series of debt securities, each will act under the applicable indenture as an indenture trustee of a trust separate from the trust administered by any other indenture trustee. (Section 609 of each indenture). Except as otherwise indicated in this prospectus, an indenture trustee may act only with respect to the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

     The prospectus supplement relating to the series of debt securities being offered will contain information on the specific terms of the debt securities including:

     (1) the title of the debt securities and whether the debt securities are senior or subordinated;

     (2) the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

     (3) the percentage of the principal amount of the debt securities that will be issued and, if less than the entire principal amount will be issued

    . the portion of the principal amount payable upon declaration of acceleration of the maturity of the debt securities,

    . the portion of the principal amount of the debt securities that is convertible into common shares or preferred shares, or

    .  the method by which any portion will be determined;

     (4) if the debt securities are convertible, in connection with preserving WRIT's status as a REIT, any applicable limitations on the ownership or transferability of the common shares or preferred shares into which the debt securities are convertible;

     (5) the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable and the amount of principal payable;

     (6) the interest rate or rates, which may be fixed or variable, of the debt securities, or the method by which the rate or rates will be determined, if the debt securities will bear interest;

     (7) the date or dates, or the method for determining the date or dates, from which interest will accrue;

     (8) the dates on which interest will be payable;

     (9) the record dates for interest payment dates, or the method by which the dates will be determined;

     (10) the persons to whom interest will be payable;

      (11) the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      (12) the place or places where the principal of, any premium and interest on the debt securities will be payable;

      (13) the place where the debt securities may be surrendered for registration of transfer or exchange;

      (14) the place where notices to or demands upon WRIT relating to the debt securities and the applicable indenture may be delivered;

      (15) if WRIT has a redemption option, the times, prices, currencies, currency units or composite currencies and other terms and conditions upon which WRIT may redeem the debt securities, in whole or in part;

      (16) any obligation of WRIT to redeem, repay or purchase the debt securities under any sinking fund or similar provision or at the option of a holder of the debt securities, and the times, the prices, the currencies, currency units or composite currencies and other terms and conditions upon which WRIT will redeem, repay or purchase the debt securities, in whole or in part, under the obligation;

      (17) if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

      (18) whether the amount of payments of principal of, any premium or interest on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on currencies, currency units or composite currencies, and the manner by which the amounts will be determined;

      (19) whether the principal of, any premium or interest on the debt securities are to be payable, at the election of WRIT or a holder of the debt securities, in currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable and

    .  the times when the election may be made,

    .  the terms and conditions upon which the election may be made,

    . the time and manner of determining the exchange rate between the currencies, currency units or composite currencies in which the debt securities are denominated or stated to be payable,

    . the identity of the exchange rate agent responsible for determining the exchange rate, and

    . the currencies, currency units or composite currencies in which the debt securities are to be payable;

      (20) any provisions granting special rights to the holders of the debt securities upon the occurrence of any specified events;

      (21) any deletions from, modifications of or additions to the events of default or covenants of WRIT relating to the debt securities, whether or not the events of default or covenants are consistent with the events of default or covenants in the applicable indenture;

      (22) whether the debt securities will be issued in certificated or book-entry form;

      (23) whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than $1,000 or any integral multiple, and if in bearer form, the denominations and other terms and conditions;

      (24) whether the debt securities will be subject to the defeasance and covenant defeasance provisions described in this prospectus, and any modification of those provisions;

      (25) whether and under what circumstances WRIT will pay any additional amounts on the debt securities relating to any tax, assessment or governmental charge and, if so, whether WRIT will have the option to redeem the debt securities in lieu of making the payment; and

      (26) any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 301 of each indenture).

      WRIT may issue debt securities at a discount below their principal amount. If that occurs, the debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to those debt securities as original issue discount securities. The applicable prospectus supplement will describe the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as described below under "Covenants" and as may be described in any prospectus supplement, the indentures will not contain any provisions

    .  limiting WRIT's ability to incur indebtedness or

    . affording holders of debt securities protection in the event of a highly leveraged or similar transaction involving WRIT or in the event of a change in control of WRIT.

      The applicable prospectus supplement will provide information regarding any deletions from, modifications of, or additions to the events of default or covenants of WRIT that are described below, including any addition of a covenant or other provision providing protection for risks similar to those referred to above.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000, and the debt securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each indenture).

      Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of senior debt securities will be payable at the corporate trust office of the senior indenture trustee, which initially will be Bank One Trust Company, N.A., 14 Wall Street, Eighth Floor, New York, New York 10005. Unless otherwise described in the applicable prospectus supplement, the principal of, any premium and interest on any series of subordinated debt securities will be payable at the corporate trust office of the subordinated indenture trustee. WRIT may instead pay interest on any series of debt securities by check mailed to the address of the person entitled to the payment as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002 of each indenture).

      Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder of the debt security on the applicable regular record date and may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of defaulted interest to be fixed by the indenture trustee. If that occurs, notice will be given to the holder of the debt security not less than 10 days prior to the special record date. Alternatively, defaulted interest may be paid at any time in any other lawful manner. (Section 307 of each indenture).

      Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange at the corporate trust office of the applicable indenture trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be properly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange. (Section 305 of each indenture). If WRIT designates a transfer agent, in addition to the applicable indenture trustee, regarding any series of debt securities, WRIT may at any time rescind the designation of the transfer agent or approve a change in the location through which the transfer agent acts, but WRIT is required to maintain a transfer agent in each place of payment for each series of debt securities. WRIT may at any time designate additional transfer agents regarding any series of debt securities. (Section 1002 of each indenture).

      Neither WRIT nor any indenture trustee will be required to:

    . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the notice of redemption;

    . register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

    . issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except any portion of the debt security not being repaid. (Section 305 of each indenture).

Merger, Consolidation or Sale

      WRIT will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity if:

    . WRIT will be the continuing entity, or the successor entity formed by or resulting from any consolidation or merger with WRIT or receiving the transfer of assets from WRIT will expressly assume payment of the principal of, any premium and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in each indenture;

    . immediately after giving effect to the transaction, and treating any debt that becomes an obligation of WRIT or any subsidiary as a result of the transaction as having been incurred by WRIT or the subsidiary at the time of the transaction, no event of default under an indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, has occurred and is continuing; and

    . an officer's certificate and legal opinion covering these conditions are delivered to the indenture trustee. (Sections 801 and 803 of each indenture).

Covenants

      In this part of the prospectus, we use several capitalized terms to refer to defined terms. We describe the definitions of those terms after the paragraph in which we use them for the first time.

      Senior Indenture Limitations on Incurrence of Debt. The senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the incurrence of the additional Debt, the aggregate principal amount of all outstanding Debt of WRIT and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication:

    . WRT's Total Assets as of the end of the calendar quarter covered in WRIT's annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC, or if these reports are not permitted to be filed under the Securities Exchange Act, with the indenture trustee, before the incurrence of the additional Debt; and

    . any increase in WRIT's Total Assets since the end of the last reported quarter including any increase in Total Assets resulting from the incurrence of the additional Debt. We refer to this increase together with WRIT's Total Assets as Adjusted Total Assets. (Section 1011 of the senior indenture).

      "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests of which is owned or controlled, directly or indirectly, by WRIT or by one or more other Subsidiaries of WRIT. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors or trustees, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

      "Debt" of WRIT or any Subsidiary means any debt of WRIT or any Subsidiary, whether or not contingent, in connection with:

      (1) borrowed money evidenced by bonds, notes, debentures or similar instruments;

      (2) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by WRIT or any Subsidiary;

      (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

      (4) the principal amount of all obligations of WRIT or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

      (5) any lease of property by WRIT or any Subsidiary as lessee that is reflected in WRIT's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles to the extent, in the case of items of debt under clauses (1) through (3) above, that any of those items, other than letters of credit, would appear as a liability on WRIT's consolidated balance sheet in accordance with generally accepted accounting principles. This includes, to the extent not otherwise included, any obligation by WRIT or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, debt of another person, other than WRIT or any Subsidiary.

      "Disqualified Stock" means any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, upon the happening of any event or otherwise:

    . matures or is mandatorily redeemable, under a sinking fund obligation or otherwise;

    . is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

    . is redeemable at the option of the holder, in whole or in part, in each case on or before the stated maturity of the series of debt securities.

      "Capital Stock" means any capital stock, including preferred stock, shares, interests, participations or other ownership interests however designated and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase.

      "Total Assets" as of any date means the sum of

    .  the Undepreciated Real Estate Assets; and

    . all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

      "Undepreciated Real Estate Assets" as of any date means the original cost plus capital improvements of real estate assets of WRIT and its Subsidiaries on that date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

      In addition to the limitations on the incurrence of Debt described above, the senior indenture provides that WRIT will not, and will not permit any Subsidiary to, incur any Secured Debt, whether owned at the date of the senior indenture or subsequently acquired, if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the proceeds, the aggregate principal amount of all outstanding Secured Debt of WRIT and its Subsidiaries on a consolidated basis is greater than 40% of WRIT's Adjusted Total Assets. (Section 1011 of the senior indenture.) "Secured Debt" means any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of WRIT or any Subsidiary.

      The senior indenture also provides that WRIT will not, and will not permit any Subsidiary to, incur any additional Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended before the date on which the additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of that Debt and to the application of the proceeds from the incurrence of that Debt. The ratio is calculated assuming that:

    . the additional Debt and any other Debt incurred by WRIT and its Subsidiaries since the first day of the four-quarter period and the application of the proceeds, including to refinance other Debt, had occurred at the beginning of that period;

    . the repayment or retirement of any other Debt by WRIT and its Subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period, except that, in making this computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during the period;

    . in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the acquisition had occurred as of the first day of the period with the appropriate adjustments relating to the acquisition included in the pro forma calculation; and

    . in the case of any acquisition or disposition by WRIT or its Subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments relating to the acquisition or disposition included in the pro forma calculation. (Section 1011 of the senior indenture).

      "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income of WRIT and its Subsidiaries

    .  plus amounts that have been deducted for

      (1) interest on Debt of WRIT and its Subsidiaries,

      (2) provision for taxes of WRIT and its Subsidiaries based on income,

      (3) amortization of debt discount,

      (4) depreciation and amortization,

      (5) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

      (6) amortization of deferred charges and

      (7) provision for or realized losses on properties,

    . less amounts which have been included for gains on disposition of properties.

      "Consolidated Net Income" for any period means the amount of consolidated net income or loss of WRIT and its Subsidiaries for that period determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Annual Service Charge" as of any date means the maximum amount that is payable in any period for interest on, and original issue discount of, Debt of WRIT and its Subsidiaries.

      "Acquired Debt" means Debt of a person

    .  existing at the time the person becomes a Subsidiary or

    .  assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a Subsidiary or the acquisition. Acquired Debt will be treated as incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

      For purposes of the provisions limiting the incurrence of Debt, Debt is treated as incurred by WRIT or a Subsidiary whenever WRIT or a Subsidiary creates, assumes, guarantees or otherwise becomes liable on the Debt.

      Maintenance of Total Unencumbered Assets. The senior indenture also provides that WRIT is required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of WRIT's Unsecured Debt. (Section 1012 of the senior indenture).

      "Total Unencumbered Assets" means the sum of

    .  those Undepreciated Real Estate Assets not subject to an Encumbrance;
       and

    . all other assets of WRIT and its Subsidiaries not subject to an Encumbrance determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

      "Encumbrance" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, statutory or other lien or preference, priority or other security agreement, except:

    .   liens for taxes that (1) are not yet delinquent, (2) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets or (3) are being contested in good faith by all appropriate proceedings, if adequate reserves relating to the taxes are maintained on the books of WRIT or its Subsidiaries, as the case may be, in conformity with generally accepted accounting principals;

    . carrier's, warehousemen's, mechanic's, materialmen's, repairmen's or other similar liens that (1) are not in an aggregate amount, as to WRIT and all Subsidiaries, greater than 10% of Total Assets, (2) do not remain unsatisfied or undischarged for a period of more than 90 days or (3) are being contested in good faith by all appropriate proceedings;

    . pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

    . deposits to secure the performance of bids, trade contracts, other than for borrowed money, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

    . easements, rights of way, restrictions, development orders, plats and other similar encumbrances.

      "Total Assets" as of any date means the sum of

    .  the Undepreciated Real Estate Assets; and

    . all other assets of WRIT and its Subsidiaries determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

      "Unsecured Debt" means Debt of WRIT or any Subsidiary that is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties owned by WRIT or any of its Subsidiaries.

      Existence. Except as described under the section below entitled "Merger, Consolidation or Sale," WRIT will be required to do everything necessary to preserve and keep in full force and effect its existence, rights and franchises. But WRIT will not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business. (Section 1004 of each indenture).

      Maintenance of Properties. To the extent WRIT believes it necessary for the proper conduct of business, WRIT will be required to keep all of its material properties used in the conduct of its business or the business of any Subsidiary in good condition, repair and working order and supplied with all necessary equipment and to make all necessary repairs and improvements of those properties. (Section 1005 of each indenture).

      Insurance. WRIT will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service. (Section 1006 of each indenture).

      Payment of Taxes and Other Claims. WRIT will be required to pay or discharge before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of WRIT or any Subsidiary, and (2) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a material lien upon the property of WRIT or any Subsidiary. But WRIT will not be required to pay or discharge any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith. (Section 1007 of each indenture).

      Provision of Financial Information. Whether or not WRIT is subject to
Section 13 or 15(d) of the Securities Exchange Act, WRIT will be required, within 15 days of each of the dates by which WRIT would have been required to file annual reports, quarterly reports and other documents with the SEC if WRIT were subject to those sections, to

    . mail to all holders of debt securities, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections;

    . file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that WRIT would have been required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act if WRIT were subject to those sections; and

    . promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any prospective holder. (Section 1008 of each indenture).

      Additional Covenants. The prospectus supplement will describe any additional covenants of WRIT relating to any series of debt securities.

Events of Default, Notice and Waiver

      Each of the following is an Event of Default with respect to any series of debt securities issued under either indenture:

          (1) default for 30 days in the payment of any installment of interest or any additional amount payable on any debt security of that series;

          (2) default in the payment of principal or any premium on any debt security of that series at its maturity;

          (3) default in making any sinking fund payment if required for any debt security of that series;

          (4) breach or default in the performance of any other covenant or warranty of WRIT contained in the indenture, other than a covenant added to the indenture solely for the benefit of another series of debt securities issued under the indenture, if the breach or default continues for 60 days after written notice as provided in the indenture;

          (5) default under any bond, debenture, note or other evidence of debt for money borrowed by WRIT--including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased--in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration having been rescinded;

          (6) default under any mortgage, indenture or instrument under which any debt may be issued or by which any debt may be secured or evidenced, for money borrowed by WRIT--including leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including debt or obligations for which recourse is limited to property purchased--in an aggregate principal amount in excess of $5,000,000, whether the debt now exists or is subsequently created, if default results in the debt becoming or being declared due and payable before the date on which it would otherwise have become due and payable or results in the obligations being accelerated, without the acceleration have been rescinded;

          (7) specified events relating to bankruptcy, insolvency, reorganization, receivership or liquidation of WRIT or any Significant Subsidiary of WRIT; and

          (8) any other event of default under the terms of the debt securities of that series. (Section 501 of each indenture).

      "Significant Subsidiary" means any Subsidiary that meets any of the following:

    . WRIT and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

    . WRIT's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary exceeds 10% of the total assets of WRIT and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

    . WRIT and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of the income of WRIT and its Subsidiaries consolidated for the most recently completed fiscal year.

      If an Event of Default occurs and continues under any indenture relating to debt securities of any series at the time outstanding, then the indenture trustee or the holders of 25% or more in principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium on, all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, then only the portion of the principal amount as may be specified in the terms of those securities plus any premium on those securities may be declared due and payable. To declare an acceleration, an indenture trustee must provide written notice to WRIT. If the holders declare an acceleration, they must provide written notice to WRIT and to the indenture trustee.

      At any time after a declaration of acceleration relating to debt securities of a series, or of all debt securities then outstanding under the applicable indenture, has been made, but before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the holders of a majority in principal amount of outstanding debt securities of the series, or of all debt securities then outstanding under the applicable indenture, may rescind the declaration and its consequences if:

    . WRIT has deposited with the applicable indenture trustee all required payments of the principal of, any premium, interest, and any additional amounts, on the debt securities of the related series, or of all debt securities then outstanding under the applicable indenture, plus fees, expenses, disbursements and advances of the indenture trustee; and

    . all Events of Default, other than the non-payment of accelerated principal, or specified portion of the principal and any premium or interest, relating to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, have been cured or waived as provided in the applicable indenture. (Section 502 of each indenture).

      The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, may waive any past default relating to that series and its consequences, except a default (1) in the payment of the principal of or any premium, interest or additional amounts payable on any debt security of that series or (2) relating to a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513 of each indenture).

      Each indenture trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. But the indenture trustee may withhold notice to the holders of any series of debt securities of any default relating to that series, except a default in the payment of the principal of, any premium, interest or additional amount payable on any debt security of that series or in the payment of any sinking fund installment relating to any security of that series, if specified responsible officers of the indenture trustee consider withholding notice to be in the interest of the holders of that series. (Section 601 of each indenture).

      No holder of debt securities of any series may institute any proceeding, judicial or otherwise, relating to the indenture or for any remedy under the indenture, unless the indenture trustee fails to act within 60 days after it has received a written request to institute proceedings relating to a continuing Event of Default from the holders of 25% or more in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each indenture). But this provision does not prevent any holder of debt securities from instituting suit to enforce payment of the principal of and any premium, interest and additional amount payable on the debt securities on the due dates of those payments. (Section 508 of each indenture).

      Subject to provisions in each indenture relating to the indenture trustee's duties if a default occurs, each indenture trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the indenture trustee reasonable security or indemnity. (Section 602 of each indenture). The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. But an indenture trustee may refuse to follow any direction that (1) is in conflict with any law or the indenture, (2) may involve the indenture trustee in personal liability or (3) may be unduly prejudicial to the holders of debt securities of that series not joining in the direction. (Section 512 of each indenture).

      Within 120 days after the close of each fiscal year, WRIT will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of WRIT, stating whether that officer has knowledge of any default under the applicable indenture and, if so, specifying each known default and its nature and status. (Section 1009 of each indenture).

Modification of the Indentures

      Each indenture may be modified or amended only with the consent of the holders of a majority in principal amount of all outstanding debt securities affected by the modification or amendment. But no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

      (1) change the stated maturity of the principal of, any premium or any installment of principal of or interest payable on any debt security;

      (2) reduce the principal amount of, the rate or amount of interest on, any premium payable on redemption of, or additional amounts payable with respect to any debt security,

      (3) reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of any debt security or would be provable in bankruptcy or adversely affect any right of repayment of the holder of that debt security;

      (4) change the place or the currency for payment of principal of, any premium, interest or any additional amounts payable on any debt security;

      (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

      (6) reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements provided in the indenture; or

      (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of each affected debt security. (Section 902 of each indenture).

      The holders of a majority in principal amount of outstanding debt securities issued under either indenture may waive compliance by WRIT with specified covenants and conditions in the indenture. (Section 1013 of each indenture).

      WRIT and the applicable indenture trustee may modify or amend each indenture without the consent of any holder of debt securities for any of the following purposes:

      (1) to evidence the succession of another person to WRIT and the assumption by any successor of WRIT's covenants in the indenture and in the debt securities;

      (2) to add to the covenants of WRIT for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon WRIT in the applicable indenture;

      (3) to add Events of Default for the benefit of the holders of all or any series of debt securities;

      (4) to add or change any provision of the applicable indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

      (5) to change or eliminate any provision of the applicable indenture, but any change or elimination will become effective only when there are no debt securities outstanding of any series created before the change or elimination that are entitled to the benefit of that provision;

      (6) to secure the debt securities;

      (7) to establish the form or terms of debt securities of any series;

      (8) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one indenture trustee;

      (9) to cure any ambiguity, defect or inconsistency in the applicable indenture, if that action will not adversely affect the interests of holders of debt securities of any series issued under that indenture in any material respect; or

      (10) to supplement any provision of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, if that action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901 of each indenture).

      Each indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities,

    . the principal amount of an original issue discount security that will be treated as outstanding will be the amount of the principal of that debt security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that debt security;

    . the principal amount of any debt security denominated in a foreign currency that will be treated as outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount or, in the case of original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in the clause above;

    . the principal amount of an indexed security that will be treated as outstanding will be the principal face amount of that indexed security at original issuance, unless otherwise provided with respect to that indexed security under specified provisions of the indenture; and

    . debt securities owned by WRIT, any other obligor on the debt securities or any affiliate of WRIT or of that other obligor will be disregarded. (Section 101 of each indenture).

      Each indenture contains provisions for convening meetings of the holders of debt securities of a series. (Section 1501 of each indenture). A meeting may be called at any time by the applicable indenture trustee, and also, upon request, by WRIT or the holders of at least 10% in principal amount of the outstanding debt securities of that series, if notice is given as provided in the applicable indenture. (Section 1502 of each indenture).

      Any resolution presented at a meeting or adjourned meeting properly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. But any resolution relating to any request or demand that may be made, notice or consent that may be given, or waiver or action that may be taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting properly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. The provisions described above in this paragraph do not apply to those situations where modifications or amendments of the applicable indenture require the consent of the holders of each debt security affected. (Section 1504 of each indenture).

      Any resolution passed or decision taken at any meeting of holders of debt securities of any series properly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. But if any action is to be taken at the meeting relating to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504 of each indenture).

      Despite the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series relating to any request, demand, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by that action, or of the holders of that series and one or more additional series:

    .  no minimum quorum requirement will apply to the meeting, and

    . the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, notice, consent, waiver or other action will be taken into account in determining whether that request, demand, notice, consent, waiver or other action has been made, given or taken under the indenture. (Section 1504 of each indenture).

Subordination

      Upon any distribution to creditors of WRIT in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, to the prior payment in full of all Senior Debt, which we define below. (Sections 1601 and 1602 of the subordinated indenture). But WRIT's obligation to make payment of the principal and interest on the subordinated debt securities will not otherwise be affected. (Section 1608 of the subordinated indenture). No payment of principal or interest may be made on the subordinated debt securities at any time if a default on Senior Debt exists that permits the holders of the Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or WRIT receives notice of the default. (Section 1603 of the subordinated indenture). After all Senior Debt is paid in full and until the subordinated debt securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders of the subordinated debt have been applied to the payment of Senior Debt. (Section 1607 of the subordinated indenture). By reason of the subordination, if assets are distributed upon insolvency, some general creditors of WRIT may recover more, ratably, than holders of the subordinated debt securities.

      "Senior Debt" as defined in the subordinated indenture means the principal of and interest on, or substantially similar payments to be made by WRIT regarding the following, whether outstanding at the date of execution of the subordinated indenture or subsequently incurred, created or assumed:

          (1) debt of WRIT for money borrowed or represented by purchase-money obligations;

          (2) debt of WRIT evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other instrument;

          (3) obligations of WRIT as lessee under leases of property either made as part of any sale and leaseback transaction to which WRIT is a party or otherwise;

          (4) debt of partnerships and joint ventures that is included in WRIT's consolidated financial statements;

          (5) debt, obligations and liabilities of others as to which WRIT is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which WRIT has agreed to purchase or otherwise acquire; and

          (6) any binding commitment of WRIT to fund any real estate investment or to fund any investment in any entity making the real estate investment, in each case other than:

    . any debt, obligation or liability referred to in the preceding clauses as to which the instrument creating or evidencing the debt, obligation or liability, provides that the debt, obligation or liability is not superior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

    . any debt, obligation or liability that is subordinated to debt of WRIT, to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

    . the subordinated debt securities. (Section 101 of the subordinated indenture).

      At June 30, 2000, Senior Debt aggregated approximately $336.7 million in principal amount. The subordinated indenture does not restrict the creation of additional Senior Debt. But the senior indenture contains limitations on WRIT's incurrence of indebtedness. See "Covenants--Senior Indenture Limitations on Incurrence of Debt."

Discharge, Defeasance and Covenant Defeasance

      Under each indenture, WRIT may discharge obligations to holders of any series of debt securities issued under the indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year. To do so WRIT must irrevocably deposit in trust with the applicable indenture trustee, funds in currencies, currency units or composite currencies in which those debt securities are payable in an amount sufficient to pay the entire debt on those debt securities including principal, any premium, interest and any additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or, if they have not, to the stated maturity or redemption date. (Section 401 of each indenture).

      Each indenture provides that, if specified provisions of the indenture are made applicable to the debt securities of or within any series, WRIT may elect either:

      (1) defeasance, which means WRIT elects to be discharged from any and all obligations relating to those debt securities, except for the obligations

    . to pay any additional amounts upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on those debt securities;

    .  to register the transfer or exchange of those debt securities;

    . to replace temporary or mutilated, destroyed, lost or stolen debt securities;

    .  to maintain an office or agency regarding those debt securities; and

    .  to hold moneys for payment in trust (Section 1402 of each indenture);
       or

      (2) covenant defeasance, which means WRIT elects to be released from its obligations under specified covenants relating to those debt securities, which are the covenants described above under "Covenants" and, if provided under the indenture, its obligations relating to any other covenant. WRIT may omit to comply with those obligations and the omission will not constitute a default or an Event of Default as to those debt securities. (Section 1403 of each indenture).

      To elect defeasance or covenant defeasance, WRIT must irrevocably deposit in trust with the applicable indenture trustee, an amount sufficient to pay the principal of, any premium and interest on those debt securities, and any mandatory sinking fund or similar payments, on the scheduled due dates. The amount deposited may be in currencies, currency units or composite currencies in which those debt securities are payable at stated maturity, or Government Obligations, which we define below, or both. But the scheduled payment of principal and interest on any Government Obligations deposited must be before the scheduled due date of the principal of, any premium and interest on the debt securities. (Section 1404 of each indenture).

      "Government Obligations" means securities that are:

    . direct obligations of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable for the payment of which its full faith and credit is pledged; or

    . obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government that issued the foreign currency in which the debt securities of a particular series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or other government if the obligations are not callable or redeemable at the option of the issuer. Those obligations may include a depository receipt issued by a bank or trust company as custodian with respect to the Government Obligation or a specific payment of interest on or principal of the Government Obligation held by the custodian for the account of the holder of a depository receipt. But, except as required by law, the custodian must not be authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in regard to the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt. (Section 101 of each indenture).

      A defeasance trust or covenant defeasance trust may be established only if WRIT has delivered to the applicable indenture trustee an opinion of counsel, as specified in each indenture, to the effect that the holders of the defeased debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must also refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. (Section 1404 of each indenture).

      Unless otherwise described in the applicable prospectus supplement, if after WRIT has deposited funds or Government Obligations or both to effect defeasance or covenant defeasance relating to debt securities of any series,
(1) the holder of a debt security of the series is entitled to, and does, under specified provisions of the indenture or the terms of the debt security, elect to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made, or (2) a Conversion Event, which we define below, occurs in regard to the currency, currency unit or composite currency in which the deposit has been made, the debt represented by the debt security will be treated as fully discharged and satisfied through the payment of the principal of, any premium, and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the Conversion Event based on the applicable market exchange rate. (Section 1405 of each indenture).

      "Conversion Event" means the ceasing the use of:

    . a foreign currency, currency unit or composite currency both by the government of the country that issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

    . the European currency unit both within the European monetary system and for the settlement of transactions by public institutions of or within the European Communities; or

    . any currency unit or composite currency other than the European currency unit for the purposes for which it was established. (Section 101 of each indenture).

      Unless otherwise indicated in the applicable prospectus supplement, all payments of principal of, any premium, and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be in U.S. dollars.

      If WRIT effects covenant defeasance relating to any debt securities and the debt securities are declared due and payable because an Event of Default occurs, there is a risk that the amount in the currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, though sufficient to pay amounts due on the debt securities at the time of their stated maturity, may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Event of Default. But WRIT would remain liable to make payment of the amounts due at the time of acceleration.

      The applicable prospectus supplement may further describe any provisions, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, relating to the debt securities of or within a particular series.

Conversion Rights

      If the debt securities are convertible into common shares or preferred shares, the applicable prospectus supplement will describe the terms and conditions of conversion. The terms will include:

    . whether the debt securities are convertible into common shares or preferred shares,

    .  the conversion price or manner of calculation,

    .  the conversion period,

    .  whether conversion will be at the option of the holders or WRIT,

    .  the events requiring an adjustment of the conversion price and

    . provisions affecting conversion in the event of the redemption of the debt securities.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement relating to that series of debt securities.

                              PLAN OF DISTRIBUTION

      WRIT may sell the offered securities under any applicable prospectus supplement to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. WRIT will name any underwriter or agent involved in the offer and sale of the offered securities in the applicable prospectus supplement.

      Underwriters may offer and sell the offered securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. WRIT also may, from time to time, authorize underwriters acting as WRIT's agents to offer and sell the offered securities upon the terms and conditions described in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may receive compensation from WRIT in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by WRIT to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with WRIT, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If indicated in the applicable prospectus supplement, WRIT will authorize dealers acting as WRIT's agents to solicit offers by specified institutions to purchase offered securities from WRIT at the public offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of offered securities sold under those contracts will be not less nor more than, the amounts stated in the applicable prospectus supplement. When approved by WRIT, delayed delivery contracts may be made with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, and educational and charitable institutions. Delayed delivery contracts will not be subject to any conditions except:

    . the purchase by an institution of the offered securities covered by those contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

    . if the offered securities are being sold to underwriters, WRIT must sell them the total principal amount of the offered securities less the principal amount covered by those contracts.

      Some of the underwriters and their affiliates may engage in transactions with and perform services for WRIT and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

      The legality of the offered securities is being passed upon for WRIT by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. David M. Osnos, a trustee of WRIT, is a member of Arent Fox. Vinson & Elkins L.L.P., Washington, D.C., will act as counsel to any underwriters, dealers or agents.

                                    EXPERTS

      The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

      The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of Avondale Apartments included in WRIT's Amendment to Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated October 15, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

      The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of 600 Jefferson Plaza and 1700 Research Boulevard included in WRIT's Amendment to Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated November 11, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

      The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Northern Virginia Industrial Park included in WRIT's Current Report on Form 8-K filed

October 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated September 30, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

      The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Woodburn Medical Park included in WRIT's Current Report on Form 8-K filed December 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated December 4, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information filing requirements of the Securities Exchange Act of 1934 and we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers, including us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      Because our common shares are listed on the New York Stock Exchange, you also may read our reports, proxy statements and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      We have filed with the SEC a registration statement relating to the offered securities on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information in the registration statement. We have omitted parts of it in accordance with the SEC's rules and regulations. For further information, you should refer to the registration statement including its exhibits and amendments.

      The SEC permits us to incorporate by reference in this prospectus some information that is contained in other documents we file with the SEC. This means that we may disclose important information by referring you to other documents that contain the information, including documents that we file after the date of this prospectus. The information that is incorporated by reference is considered to be part of this prospectus.

      We incorporate by reference the documents listed below:

          1. Our annual report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 24, 2000, as amended on August 11, 2000;

          2. Our proxy statement dated March 30, 2000, filed with the SEC on April 18, 2000;

          3. Our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

          4. Our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 11, 2000;

          5. Our current report on Form 8-K dated September 30, 1998, filed with the SEC on October 15, 1998;

          6. Our current report on Form 8-K dated November 30, 1998, filed with the SEC on December 15, 1998;

          7. Our current report on Form 8-K dated September 20, 1999, filed with the SEC on October 5, 1999 and amended on November 30, 1999;

          8. Our current report on Form 8-K dated February 22, 2000, filed with the SEC on February 22, 2000;

          9. Our current report on Form 8-K dated April 25, 2000, filed with the SEC on April 25, 2000;

          10. Our current report on Form 8-K dated July 25, 2000, filed with the SEC on July 25, 2000;

          11. Our Form 8-A, filed with the SEC on December 4, 1998; and

          12. Each document that we file after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act and before the termination of this offering.

      Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

      At your request, we will provide you without charge a copy of the documents incorporated by reference in this prospectus, other than exhibits to those documents. You may request a copy of the documents incorporated by reference by writing or telephoning us at Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

      We maintain a website at www.writ.com. Statements made in our website are not part of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,300,000 Shares

                 [Washington Real Estate Investment Trust Logo]



                      Common Shares of Beneficial Interest

                       --------------------------------
                             PROSPECTUS SUPPLEMENT
                       --------------------------------

                              Merrill Lynch & Co.

                           Credit Suisse First Boston

                           A.G. Edwards & Sons, Inc.

                             Legg Mason Wood Walker
                                   Incorporated
                              BB&T Capital Markets
                    A division of Scott & Stringfellow, Inc.

                                 April 23, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------